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                                                                    Exhibit 3.33

                                    AGREEMENT


         THIS AGREEMENT, made and entered into this __ day of ___________,1990, among HARRINGTON COMPANY, a Montana corporation with principal office at 1740 Holmes Avenue, Butte, MT, hereinafter referred to as "Seller", and CENTENNIAL FOODS, INC., an Idaho corporation, 215 West Mendenhall, Bozeman, MT 59715, hereinafter referred to as "Buyer" and MONTANA DEPARTMENT OF NATURAL RESOURCES AND CONSERVATION, with office at 1520 East Sixth Avenue, Helena, Montana, 59620, hereinafter called "DNRC".
                                   WITNESSETH:
         (1)  Reference  is  made  to  that  Agreement   previously   made   and
entered   into   the  day  of                   , 1990 among the parties hereto.
                             -------------------

         (2) Reference is also made to Sections 3, 8 and 29 thereof, which it is the intentions of the parties to amend herein.

         NOW, THEREFORE, In consideration of their mutual promises and other good and valuable consideration, the parties agree as follows:

                                       I.

         Section 3. "Option to Buyer" is hereby amended to read as follows:

         3. Option to Buyer: So long as Buyer is not in default under this contract, the obligation to the DNRC, or the lease to be entered into by the parties, Buyer shall have an Option to Purchase the acreage under said lease under the following terms:

                  (1) After complying with condition (2) below, Buyer shall pay to Seller the sum of $5,000.00.

                  (2) Buyer  shall be  responsible  for the  subdivision  of the

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         property in accordance  with the Montana  Subdivision  and Platting Act and all  pertinent  local  regulations,  all at  Buyer's  expense.  The of the property shall be a condition precedent to the transfer of the real property from Seller to Buyer."

                              II.

         Section 8. "Closing" is hereby amended to read as follows:

         "8. Closing: The closing date of this transaction shall be on October 15, 1990, or such other earlier date as the parties shall mutually agree in writing. All documents to be agreed to under Section 7. above shall be prepared and ready for signature at the closing with any required exhibits attached thereto."

                                      III.

         "Section 29. "Condition of Agreement" is hereby amended to read as follows: "29. Condition of Agreement: This agreement contemplates that the Buyer will have arranged project financing of $2,866,000.00 by October 15, 1990. In the event the total project financing required is not in place by October 15, 1990, then the obligations of all parties to this agreement shall cease and this agreement shall on said October 15, 1990 become of no further force nor effect."

         IN  WITNESS   WHEREOF,   the   parties,   their   heirs  and   personal
representatives have set their hands the day and year first written above.

SELLER:                                                   BUYER:
HARRINGTON COMPANY,                                       CENTENNIAL FOODS, INC.
a Montana corporation                                       an Idaho corporation


BY: /s/Donald P. Harrington                               BY: /s/Ike  Lynch
   -------------------------                                 -------------------
Its  President                                            Its President


DNRC:

BY: /s/ Wayne A. Wetzel
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